Dear Fellow Shareholder,

I want to personally thank you for your continued support of Ecology Coatings.  The intent of my letter is to convey a sense of where we’ve been and where we’re going.  I’m convinced we have an exciting future ahead and encourage you to look at the longer term opportunity for our company.

We are passionate about innovation and believe we’re at one of those rare moments where elements inside and outside of the company are aligned in our favor.  With the completion of an important two-year testing and development phase of our innovative coatings, we are poised to move into the commercialization phase.  We are also well positioned to benefit from the political changes in Washington D.C., which are focusing renewed emphasis on cleantech manufacturing processes and energy savings.  We believe the economic downturn presents a unique opportunity for us to work with companies who must make fundamental changes to effectively compete.  Those companies with the foresight to adopt our technology now will become the industry innovators of the future.

Excellent progress has been made since I joined the company in September and I would like to share with you some of the significant accomplishments.

A $2 million capital infusion was obtained from Equity 11 during one of the most difficult economic downturns in recent history.  Equity 11 is a private equity firm which invests in early-stage companies exhibiting a strong value proposition and a scalable business model.  This investment represents a strong vote of confidence in our company and our cleantech coatings’ patent portfolio and proprietary formulations.  Our relationship with Equity 11 provides additional resources that were not previously available to us.  We look forward to maintaining a close relationship with Equity 11 and its management team.

Over the past three months we have significantly reduced our administrative costs, while adding depth and strength to our management team.  Excluding non-cash expenses, selling, general and administrative costs were reduced 32 percent in the first quarter ended December 31, 2008, compared to the same period in 2007.  We expect further reductions in expenses in the second quarter of 2009.

I brought to the company over 25 years of sales, operations and engineering experience in automotive and other challenging industries.  With my appointment, we separated the CEO and chairman functions, providing Rich Stromback, as the chairman and visionary of Ecology Coatings, the ability to seek out and develop undiscovered opportunities and industry exposure for the company.  In August, our management team was further strengthened with the addition of Dan Iannotti as our vice president, general counsel and corporate secretary.  Having served as general counsel for three publicly traded companies, Dan brings extensive business and legal expertise to the Ecology Coatings team.

Additional depth and experience were added to our board of directors with the appointments of Joe Nirta, a pioneer of electronic bond trading systems; JB Smith, managing director of Equity 11, Ltd.; and Rocco DelMonaco, vice president of University Safety at Georgetown University.

Our talented, innovative founder and chief chemist, Sally Ramsey, is a pioneer in our industry.  She has developed ingenious patents and proprietary formulations, which have the potential to make Ecology Coatings the recognized leader in cleantech UV coatings and, the world a better place to live.  Our compelling technology provides manufacturers with the technology to produce superior, cost effective products with substantial energy savings and increased manufacturing throughput.  Our technology offers emission-free and environmentally safe cleantech manufacturing — a paradigm shift from traditional industrial coating products.  It’s all about innovation!

We are focused on securing licensing agreements with leaders in their industries — leaders who have the passion and the dedication required to implement ‘game changing’ and innovative technology.  We are pleased to share with you that internal testing by several potential partners confirms the power of our technology, and we are optimistic that new, revenue generating licensing agreements are on the horizon.

I also want to improve our shareholder communication and the enclosed 2008 Annual Report is a first step in doing so.  We will be diligent in providing a consistent flow of information to our shareholders, customers and the financial community through news releases, conference calls and our increased participation in industry and financial conferences.

We believe 2009 will be a breakthrough year for our company and look forward to your being there with us.

Sincerely,

Robert G. Crockett
Chief Executive Officer

Enclosure